Exhibit 99.4

                               Notice of Election

[LOGO]
Lightpath Technologies

TO:    Former Holders of Class E Common Stock of LightPath Technologies, Inc.

RE: Notice of Election - LightPath Technologies, Inc. v. Louis G. Leeburg, et. al.

DATE:  March __, 2002


To Former Class E Shareholders:

     The Prospectus attached hereto is being sent to the non-excluded former holders of the Class E Common Stock of LightPath Technologies, Inc. (the "Company") pursuant to the Supplemental Notice of Class Action, Class Action Determination and Approval of Class Action Settlement, dated November 9, 2001 (the "Supplemental Notice), and the Order and Final Judgment dated November 9, 2001, of the Delaware Court of Chancery (collectively, the Prospectus, the Supplemental Notice, and the Order and Final Judgment are referred to as the "Settlement Documents"), to assist you in your election between the settlement alternatives. Please read the Prospectus carefully prior to making your election. If you believe you have previously opted out of this settlement, please consult with your legal counsel. In making the following election, you affirm that copies of the Settlement Documents have been received and reviewed by you, with such legal or other assistance as you have deemed appropriate.

     Under either alternative, former Class E Shareholders participating in the settlement will also receive the redemption price of $0.0001 per Class E Share held. The Company generally will be required to withhold tax equal to the rate of 30.5% (backup withholding) from any payment to a tendering former Class E Shareholder that is an individual (or certain other non-corporate persons) if the shareholder fails to provide the Company with its correct taxpayer identification number and certify that it is not subject to backup withholding on dividends (by completing and returning the attached Form W-9) or if the Internal Revenue Service advises the Company that the former Class E Shareholder is subject to backup withholding for prior underreporting of reportable interest or dividend payments.
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     Regardless of which settlement  alternative you elect, you must tender your original Class E stock certificate to participate in the settlement. Former Class E Shareholders who fail to return this properly completed Notice of Election form will be deemed to have elected to receive cash in the amount of $0.40 for each Class E Share held. This properly completed Notice of Election, a properly completed Form W-9 and your Class E stock certificate, should be returned, NO LATER THAN APRIL __, 2002, to:

                           DONNA BOGUE
                           LIGHTPATH TECHNOLOGIES, INC.
                           3819 OSUNA NE
                           ALBUQUERQUE, NM  87109

The   undersigned,   former   holder  of  Class  E  Common  Stock  of  LightPath
Technologies, Inc., hereby irrevocably elects one of the following pursuant to the Settlement Documents:

_____    ACCEPT CASH IN THE AMOUNT OF $0.40 FOR EACH CLASS E SHARE HELD.

_____ ACCEPT AN OPTION TO PURCHASE, AT A PER-SHARE PRICE OF $3.73, FIVE (5) SHARES OF LIGHTPATH'S CLASS A COMMON STOCK FOR EVERY ONE HUNDRED (100) CLASS E SHARES HELD. I ACKNOWLEDGE RECEIPT OF THE PROSPECTUS PRIOR TO MY ELECTION.

Dated:______________________ , 2002


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Printed Name                            Authorized signature

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Address if different from affixed label.

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Phone number                            Tax ID number